Exhibit 10.54

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

PERFORMANCE-BASED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of February 20, 2014, between Lazard Ltd, a Bermuda exempted company (the “Company”), on behalf of its applicable Affiliate (as defined under the definitional rules of Section 1(a) below), and [NAME] (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant and Vesting of Performance-Based Stock Units.

(a) Subject to the provisions of this Agreement and to the provisions of the Company’s 2008 Incentive Compensation Plan (the “Plan”) (all capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan), the Company, on behalf of its applicable Affiliate, hereby grants to the Employee, as of the date set forth above (the “Grant Date”), the target number of performance-based Stock Units (“Stock Units”) specified in Appendix A, each with respect to one Share. Subject to the terms and conditions set forth in this Agreement, the Employee will actually earn (or be deemed to earn) a number of Stock Units that is between 0% and 200% of the target number of Stock Units subject to this Agreement, such number of earned Stock Units to be determined based on achievement of the performance goals set forth on Appendix A (the “Performance Conditions”).

(b) Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Stock Units shall vest and no longer be subject to any restriction if each of the following two conditions has been satisfied:

(i)	The Employee has remained continuously employed by the Company or any of its Affiliates until March 1, 2017 (such date, the “Final Service Date”, and such condition, the “Service Condition”); and

(ii)

The Committee concludes that during the period beginning on January 1, 2014 and ending on December 31, 2016 (the “Performance Period”), the Company has achieved the Performance Conditions and specifies the level at which the Stock Units shall vest, based on the scoring, adjustment and weighting provisions set forth in Appendix A; provided, however, that the Committee, in its sole discretion, may interpret the goals and scoring set forth in Appendix A as it deems necessary or appropriate (including, without limitation, to the extent necessary to address extraordinary events or circumstances). The ultimate score achieved based on Appendix A (which may range from 0.0 to 2.0) will be multiplied by the total target number of Stock Units in order to determine the number of Stock Units that may vest upon satisfaction of the Service Condition. Furthermore, the Committee shall determine, following the end of each fiscal year during the Performance Period and in accordance with the methodology described in the first sentence of this Section 1(b)(ii), the extent to which the Company has achieved the Performance Conditions with respect to such fiscal year and, in the event that the Performance Conditions in that year have been achieved at the target level (i.e., the 1.0x level) or above, then the Performance Conditions will be deemed satisfied with respect to twenty-five percent (25%) of the total target number of Stock Units (any such Stock Units that are earned in accordance with this sentence, the “Fiscal Year Stock Units”). Any Fiscal Year Stock Units will vest upon satisfaction (or deemed satisfaction) of the Service Condition in accordance with Section 1(b)(i) above or Section 1(d) or 1(f) below. In the event that the Committee makes any conclusion regarding achievement of the Performance Conditions for the full Performance Period (or, in the case of Section 1(d)(i) or 1(f)(i), for a portion thereof), any Fiscal Year Stock Units will be applied to reduce the number of Stock Units that would otherwise be earned in accordance with this Agreement.

(c) Except as set forth in Section 1(f) below, in the event that the Employee incurs a Termination of Employment prior to the Final Service Date for any reason not set forth in Section 1(d), all unvested Stock Units (and any Remaining Shares (as defined in Section 1(d)(iii) below)) shall be forfeited by the Employee effective immediately upon such Termination of Employment. For purposes of this Section 1(c), the Employee will be deemed to have incurred a Termination of Employment on the date that the Employee provides notice of termination to the Company, and accordingly, all unvested Stock Units (and any Remaining Shares) shall be forfeited by the Employee immediately upon delivery of any such notice. In addition, all unvested Stock Units (excluding any Fiscal Year Stock Units or Dividend Equivalent Stock Units (as defined in Section 4 below)) shall be forfeited by the Employee to the extent that, following the last day of the Performance Period (or such earlier date as specified in Section 1(d) or 1(f)), the Performance Conditions with respect to such Stock Units have not been satisfied.

(d) (i) Except as set forth in Section 1(f) below, in the event that the Employee incurs a Termination of Employment prior to the Final Service Date due to (A) the Employee’s Disability, (B) the Employee’s death or (C) a Termination of Employment by the Company other than for Cause, subject to Section 1(e) below, the Stock Units (and any Remaining Shares) held by the Employee on the Date of Termination shall no longer be subject to the Performance Conditions and the Service Condition, and any Stock Units shall be settled as set forth in Section 1(d)(iii) or Section 2 below but such Stock Units and Remaining Shares shall remain subject to forfeiture pursuant to Section 1(e) through the Final Service Date; provided that, in the case of a Termination of Employment due to the Employee’s death as described in clause (B) of this Section 1(d)(i) or in the case of the Employee’s death subsequent to a Termination of Employment described in this Section 1(d)(i), the Stock Units (and any Remaining Shares) will immediately vest upon the date of death and the Stock Units shall be settled through delivery of fully transferable Shares as soon as practicable following such date (or, if applicable, in the event the Employee’s death occurs more than halfway through a fiscal quarter, as soon as practicable following the date that the Committee determines the extent to which the Performance Conditions have been satisfied for the applicable measurement period). The Stock Units (excluding Fiscal Year Stock Units and Dividend Equivalent Stock Units) shall vest based on (1)

the actual performance level during the period beginning on the first day of the Performance Period and ending on the last day of the most recent fiscal quarter preceding the Date of Termination (or, if the Date of Termination occurs more than halfway through a fiscal quarter, the last day of such current fiscal quarter), as determined by the Committee, and (2) deemed performance at the target level for the period beginning on the first day of the following fiscal quarter through the last day of the Performance Period.

(ii)	Except as set forth in Section 1(f) below, in the event that the Employee incurs a Termination of Employment prior to the Final Service Date due to the Employee’s Retirement (as defined below), all Stock Units held by the Employee on the Date of Termination (and any Remaining Shares) shall no longer be subject to the Service Condition and, following satisfaction of the Performance Conditions and subject to Section 1(e), shall be settled as set forth in Section 1(d)(iii) below (unless already settled pursuant to such section prior to Termination of Employment) but shall remain subject to forfeiture pursuant to Section 1(e) through the Final Service Date (subject to any acceleration of vesting as otherwise set forth in this Agreement). Such Stock Units (excluding Fiscal Year Stock Units and Dividend Equivalent Stock Units) shall vest at the level determined by the Committee following the last day of the Performance Period, based on actual performance during the Performance Period. For purposes of this Agreement, “Retirement” shall mean that the Employee voluntarily incurs a Termination of Employment on or after the date on which the Employee meets all of the following retirement eligibility requirements (such date, the “Retirement Eligibility Date”): (A) minimum age fifty-six (56); (B) minimum of five (5) years of service with the Company or its Affiliates; and (C) actual age plus years of service with the Company or any of its Affiliates at least seventy (70).

(iii)

Subject to the final sentence of Section 2 below, all Shares underlying the (A) Fiscal Year Stock Units, (B) Stock Units for which the Performance Conditions have been satisfied (or are deemed to be satisfied in accordance with Section 1(d)(i) or Section 1(f)(i)) and (C) Dividend Equivalent Stock Units shall be delivered to the Employee (1) in the case of any Termination of Employment due to Disability or the occurrence of the Retirement Eligibility Date, within 30 days following the later of (x) the date that the Employee is no longer required to perform any additional services in order to retain such Stock Units and (y) the date that the Committee determines the extent to which the Performance Conditions have been satisfied for the applicable measurement period, and (2) in the case of a Termination of Employment by the Company other than for Cause, as soon as practicable following the later of (x) the date that the release described in Section 1(e) below has become effective and irrevocable and (y) the date that the Committee determines the extent to which the Performance Conditions have been satisfied for the applicable measurement period (but in all cases, such settlement shall not be later than March 15 of the calendar year following the year in which such Stock

Units are no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d)) (the date that Shares are delivered to the Employee is an “Initial Delivery Date”). For the avoidance of doubt, there may be multiple Initial Delivery Dates for purposes of this Agreement (including as a result of achievement of Performance Conditions applicable to the Fiscal Year Stock Units and as a result of the Dividend Equivalent Stock Units). Immediately following the Initial Delivery Date with respect to any Stock Units, subject to approval of the Compliance Department of the Company or an Affiliate, the Employee will be permitted to dispose of the Applicable Percentage (as defined below) of the Shares (such Shares, the “Transferable Shares”) delivered to the Employee pursuant to this Section 1(d)(iii) immediately following the date that such Shares are delivered to the Employee. For purposes of this Agreement, the “Applicable Percentage” is the percentage of the Shares (if any) delivered to the Employee that the Company determines, in its sole discretion, is necessary to satisfy the Employee’s tax liability incurred with respect to such Shares on the date that such Shares are delivered to the Employee. All Shares delivered to the Employee on the Initial Delivery Date that are not Transferable Shares (such Shares, the “Remaining Shares”) will remain subject to the restrictions set forth in this Agreement (including Section 1(e)) until the date that such Remaining Shares otherwise would have been delivered to the Employee following the Final Service Date or such earlier date on which such Remaining Shares would have been delivered pursuant to this Agreement as a result of the Employee’s death or a Change in Control (such date, the “Final Delivery Date”). Accordingly, prior to the Final Delivery Date, neither the Employee nor any of the Employee’s creditors or beneficiaries will have the right to subject the Remaining Shares to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction. Furthermore, for the avoidance of doubt, the Remaining Shares shall continue to be subject to the forfeiture provisions set forth in this Agreement relating to violation of the restrictive covenants set forth in Appendix B, which are incorporated herein by reference (the “Restrictive Covenants”) until the Final Delivery Date.

(e) Notwithstanding any provision of this Agreement to the contrary, in the event that the Employee incurs a Termination of Employment by the Company other than for Cause (regardless of whether the Retirement Eligibility Date precedes the date of such Termination of Employment) or due to a Retirement in accordance with Section 1(d)(ii), in each case, prior to a Change in Control, from and after the date of such Termination of Employment, in order for the Stock Units or the Remaining Shares, as applicable, to be treated as provided in Section 1(d), the Employee must sign a customary release of claims in favor of the Company and its Affiliates that is acceptable to the Company, and such release must become effective and irrevocable on or before the 65th day following the Employee’s Termination of Employment. In the event the Employee does not sign such release or revokes such release before it becomes irrevocable, the Employee shall forfeit all rights to any unvested Stock Units or Remaining Shares, as applicable.

In the event that the Employee incurs a Termination of Employment pursuant to Section 1(d)(i) (other than as a result of death) or 1(d)(ii), and the Employee violates any of the provisions of the Restrictive Covenants prior to the Final Delivery Date, all outstanding vested or unvested Stock Units (including Fiscal Year Stock Units and Dividend Equivalent Stock Units) and, if applicable, all Remaining Shares, shall be forfeited and canceled. Notwithstanding that certain Restricted Covenants in Appendix B apply for only a limited period following a Termination of Employment, in the event that the Employee incurs a Termination of Employment due to a Retirement, the Employee will forfeit any outstanding Stock Units (including Fiscal Year Stock Units and Dividend Equivalent Stock Units) and, if applicable, any Remaining Shares, if the Employee does not comply with all of the Restrictive Covenants in Appendix B until the earlier of the Final Service Date or, as applicable, Final Delivery Date. For the avoidance of doubt, in no event shall a violation of the Restrictive Covenants in Appendix B serve as a basis for forfeiture of Stock Units (including Fiscal Year Stock Units and Dividend Equivalent Stock Units) and, if applicable, any Remaining Shares, from and after a Change in Control.

(f) (i) Notwithstanding any provision of this Agreement to the contrary, in the event of a Change in Control that occurs prior to the end of the Performance Period (without regard to whether the Employee’s Retirement has occurred on or prior to the date of such Change in Control), the Performance Conditions shall no longer apply and, instead, shall be deemed to have been satisfied as of immediately prior to the Change in Control at the greater of (A) the target level and (B) the actual performance level achieved during the period beginning at the start of the Performance Period and ending on the date of such Change in Control, as determined by the Committee prior to the Change in Control with any necessary exercise of discretion determined by the Committee prior to the Change in Control.

(ii)	Except as otherwise provided in this Section 1(f)(ii) and 1(f)(iii) below, following a Change in Control, the unvested Stock Units (and, if applicable, any Remaining Shares) shall remain outstanding through the Final Service Date or Final Delivery Date, as applicable; provided, however, that in the event that the Employee incurs a Termination of Employment upon or following a Change in Control but prior to the Final Service Date under any of the circumstances described in Section 1(d)(i) or 1(d)(ii) above, the date of such Termination of Employment shall be deemed to be the Final Delivery Date, and all Shares issued in settlement of such Stock Units shall be Transferable Shares. Furthermore, in the event that the Employee incurs a Termination of Employment under any of the circumstances described in Section 1(d)(i) or 1(d)(ii) above prior to the Final Delivery Date and prior to a Change in Control, upon a Change in Control, the date of the Change in Control shall be deemed to be the Final Service Date for purposes of any Stock Units (and the Final Delivery Date for any Remaining Shares and, for purposes of Section 1(e), all Stock Units) then held by the Employee and any dividends held by an escrow agent with respect thereto, as set forth in Section 4 below.

(iii)

Notwithstanding the foregoing, in the event of a Change in Control prior to the Final Service Date, unless (A) either (1) the unvested Stock Units and Remaining Shares remain outstanding following such Change in

Control or (2) provision is made in connection with the Change in Control for assumption of such Stock Units or substitution of such Stock Units and Remaining Shares for new awards covering equity interests in a successor entity, with appropriate adjustments to the number of Stock Units and Remaining Shares, as determined by the Committee prior to the Change in Control pursuant to Section 3(b)(ii) of the Plan, and (B) the material terms and conditions of such Stock Units and Remaining Shares as in effect immediately prior to the Change in Control are preserved following the Change in Control (including, without limitation, with respect to the vesting schedules, the intrinsic value of the Stock Units and Remaining Shares and transferability of the Shares or other securities underlying the Stock Units and Remaining Shares prior to and following the Change in Control), the date of the Change in Control shall be deemed to be the Final Service Date for purposes of such Stock Units (and the Final Delivery Date for purposes of any Remaining Shares then outstanding and, for purposes of Section 1(e), all Stock Units) and such Stock Units shall be settled within 30 days following such date.

2. Settlement of Units, Restrictions on Remaining Shares.

As soon as practicable (but in no event more than 30 days) after any Stock Unit has vested and is no longer subject to the applicable Service Condition and Performance Conditions, the Company shall, subject to Sections 1(d), 1(e) and 6, cause its applicable Affiliate to deliver to the Employee one or more unlegended, freely-transferable stock certificates or book-entry credits in respect of such Shares issued upon settlement of the vested Stock Units. Notwithstanding the foregoing, (a) the Company shall be entitled to hold the Shares or cash issuable upon settlement of Stock Units that have vested until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable, and (b) any certificate or book entry credit issued or entered in respect of the Remaining Shares shall be registered in the Employee’s name and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to the Remaining Shares, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Lazard Ltd 2008 Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such Plan and Agreement are on file at the offices of Lazard Ltd.”

The Company may require that the certificates or book entry credits evidencing title of the Remaining Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of receiving the Remaining Shares, the Employee shall have delivered to the Company a stock power, endorsed in blank, relating to such Remaining Shares. If and when the Final Delivery Date occurs (or is deemed to occur) with respect to the Remaining Shares, the legend set forth shall be removed from the certificates or book entry credits evidencing such Shares. Notwithstanding any provision of this Agreement to the contrary, Shares will be delivered to the Employee in settlement of any Stock Units for which all conditions have been satisfied (or deemed satisfied) no later than March 15 of the year following the year in which such Stock Units are no longer subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(d).

3. Nontransferability of the Stock Units and Remaining Shares.

Until such time as the Stock Units are ultimately settled or the Remaining Shares are ultimately free from restriction, as applicable, as provided in Section 1(d), Section 1(f) or Section 2 above, the Stock Units and Remaining Shares shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4. Dividend Equivalents, Rights as a Shareholder.

If the Company declares and pays (or sets a record date with respect to) ordinary quarterly cash dividends on the Common Stock (a) during the Performance Period, the target number of Stock Units less any Transferable Shares and Remaining Shares (such Stock Units, the “Target Stock Units”) shall be credited with additional Stock Units (determined by dividing the aggregate dividend amount that would have been paid with respect to the Target Stock Units if they had been actual Shares by the Fair Market Value of a Share on the dividend payment date) (such additional Stock Units, the “Dividend Equivalent Stock Units”), which Dividend Equivalent Stock Units (and any additional Dividend Equivalent Stock Units that are granted while the Dividend Equivalent Stock Units are outstanding) shall be subject to the Service Condition and all other terms of this Agreement but shall not be subject to the Performance Conditions (i.e., the Dividend Equivalent Stock Units shall be treated as Stock Units for which the Performance Conditions have already been satisfied), or (b) after the Performance Period but while any Stock Units remain outstanding, any then outstanding Stock Units shall be credited with additional Stock Units (determined by dividing the aggregate dividend amount that would have been paid with respect to the Stock Units if they had been actual Shares by the Fair Market Value of a Share on the dividend payment date), which additional Stock Units shall vest and be settled concurrently with the underlying Stock Units and be treated as Stock Units for all purposes of this Agreement. For the avoidance of doubt, the provisions of the immediately preceding sentence shall not apply to any extraordinary dividends or distributions, which are addressed in Section 3(b)(i) of the Plan.

Notwithstanding the foregoing, subject to Section 1(d) and Section 2 and any other applicable law or agreement, from and after the Initial Delivery Date, the Employee will have all rights and privileges of a shareholder with respect to the Shares delivered on such Initial Delivery Date, including the right to vote the Shares and to receive dividends and other distributions with respect thereto, provided that, any dividends that are paid on the Remaining Shares prior to the Final Delivery Date (whether payable in cash or Shares) will be held until the Final Delivery Date by an escrow agent that is designated by the Company, and in the event that the Remaining Shares are forfeited in accordance with Section 1(e), such dividends will also be forfeited. For the avoidance of doubt, the determination of applicable dividends, and the calculation of amounts equivalent thereto, provided for in this Section 4 shall be made consistent with the Company’s past practice with respect to similar Awards.

5. Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees, or will cause its applicable Affiliate, to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Employee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

6. Taxes and Withholding; Disgorgement of Tax Benefits.

(a) No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income tax purposes with respect to any Stock Units, the Employee shall pay to the Company or its applicable Affiliate, or make arrangements satisfactory to the Company or its applicable Affiliate regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Except as otherwise required by applicable law, the Company will report that the Employee will be taxed on the full value of the Shares underlying the Employee’s Stock Units on the date that such Shares are issued to the Employee in accordance with this Agreement. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 6, and the Company or its applicable Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of Shares or cash issued upon settlement of the Stock Units that gives rise to the withholding requirement. Notwithstanding the foregoing, the Company or an Affiliate may, in the Company’s sole discretion and subject to such other terms and conditions as the Company may determine, if the Employee is not subject to withholding as a matter of applicable law as of the date that the Shares are delivered to the Employee (including if the Employee is a member of the Company who reports income from the Company and its Affiliates on Schedule K-1 to the Company’s Federal income tax return) and pursuant to the prior written approval of the Company, permit the Employee to surrender some or all of the Transferable Shares to the Company or an Affiliate and have the Company or such Affiliate remit the relevant taxes on the Employee’s behalf to the appropriate taxing authorities. Prior to an Initial Delivery Date, the Company will notify the Employee of (i) how many Shares will be delivered to the Employee on such Initial Delivery Date and (ii) the portion, if any, of the Transferable Shares that the Company or an Affiliate will retain pursuant to the immediately preceding sentence.

(b) In the event that the Employee incurs a Termination of Employment due to a Retirement and, after such Retirement, the Employee forfeits the Remaining Shares and the dividends held in escrow in accordance with Section 4 of this Agreement, the Employee shall disgorge to the Company any tax benefit the Employee realizes from the forfeiture of any such Remaining Shares or dividends, if, as and when actually realized by the Employee. The Employee agrees to use commercially reasonable efforts to claim any tax benefit from such forfeiture that the Company reasonably determines is available to the Employee on all relevant tax returns filed after having received notice from the Company. Notwithstanding the foregoing, this Section 6(b) shall not apply from and after a Change in Control or a Termination of Employment pursuant to Section 1(d)(i).

7. Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time. Until Shares are actually delivered to the Employee upon settlement of the Stock Units, the Employee shall not have any rights as a shareholder with respect to the Stock Units, except as specifically provided herein.

8. Laws Applicable to Construction; Consent to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of New York. In addition to the terms and conditions set forth in this Agreement and the Restrictive Covenants, the Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference. By accepting the Stock Units, the Employee agrees to and is bound by the Plan and the Restrictive Covenants.

(b) Subject to the provisions of Section 8(c), any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement or the Plan shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c) Notwithstanding the provisions of Section 8(b), and in addition to its right to submit any dispute or controversy to arbitration, the Company or one of its Affiliates may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Restrictive Covenants, or to enforce an arbitration award, and, for the purposes of this Section 8(c), the Employee (i) expressly consents to the application of Section 8(d) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of the Restrictive Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Counsel of the Company as the Employee’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Employee of any such service of process by notifying the Employee at the last address on file in the Company’s records.

(d) The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of, relating to or in connection with this Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 8(b).

This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Employee and the Company acknowledge that the forum designated by this Section 8(d) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 8(a), 8(b), or this Section 8(d). The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 8(d). The Employee and the Company undertake not to commence any action arising out of, or relating to or in connection with this Agreement in any forum other than a forum described in this Section 8(d), or, to the extent applicable, Section 8(b). The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

9. Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan.

10. Amendment.

Any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Employee with respect to the Stock Units shall require an instrument in writing to be signed (either in paper format or electronically) by both parties hereto, except such a modification, amendment or waiver made to cause the Plan or the Stock Units to comply with applicable law, tax rules, stock exchange rules or accounting rules and which is made to similarly situated employees. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

11. Section 409A of the Code.

It is intended that the Stock Units shall be exempt from Section 409A of the Code pursuant to the “short-term deferral” rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

12. Electronic Delivery.

In lieu of receiving documents in paper format, the Employee hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company or any Affiliate may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or Award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with the Stock Units or any other prior or future Award (it being understood and agreed that the Company or its Affiliates may, in their sole discretion, elect to satisfy any delivery requirements electronically, in paper format, or a combination of both methods). Electronic delivery of a document to the Employee may be via a Company email system or by reference to a location on a Company intranet or secure internet site to which Employee has access.

13. Compensation Recovery Policy.

The Employee acknowledges and agrees that the Employee and the Stock Units are subject to the Company’s Compensation Recovery Policy Applicable to Named Executive Officers, as in effect as of the date hereof (a copy of which has been provided to the Employee).

14. Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

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IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on behalf of its applicable Affiliate by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

LAZARD LTD,

by

Name:
Title:

NAME

Appendix A

Performance Criteria and Calculation

A-1

Appendix B

Restrictive Covenants

The Employee acknowledges that the grant of the performance-based Stock Units pursuant to the Performance-Based Stock Unit Agreement (such Stock Units, the “Stock Units” and such Performance-Based Stock Unit Agreement, the “Agreement”) confers a substantial benefit upon the Employee, and agrees to the following covenants (the “Restrictive Covenants”), which are designed, among other things, to protect the interests of the Lazard Group LLC, a Delaware limited liability company (the “Company”), and its Affiliates (collectively, the “Firm”) in its confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Lazard Ltd 2008 Incentive Compensation Plan. The Employee acknowledges that the Stock Units will be forfeited upon a violation by the Employee of the Restrictive Covenants, and that, pursuant to the Agreement, the Firm may seek injunctive relief in order to enforce the Restrictive Covenants:

(a) Confidential Information. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment) disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the customers, developments, programs, plans or business and affairs of the Firm; provided that the foregoing shall not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Employee’s breach of this Restrictive Covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that the Employee shall provide the Firm prior written notice of any such required disclosure). The Employee agrees that upon the Employee’s Termination of Employment, the Employee or, in the event of the Employee’s death, the Employee’s heirs or estate at the request of the Firm, shall return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Employee and the Firm shall be subject to the terms of this Paragraph (a), except that the Employee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Employee’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information).

(b) Non-Competition. The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Employee further acknowledges that the Employee has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Employee further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. The Employee agrees that while employed by the Firm and thereafter until (i) (A) three months after the Employee’s date of Termination of Employment for any reason other than a termination by the Firm without Cause or (B) one month after the date of the Employee’s Termination of Employment by the Firm without Cause (in either case, the date of such Termination of Employment, the “Date of Termination”) or (ii) the end of any longer period during which any similar covenants would be applicable to the Employee pursuant to any other agreement (other than an award agreement evidencing previously granted equity-based, fund interest, deferred cash or similar awards (collectively, the “Prior Awards”)) between the Employee and the Firm (such period, the “Non-compete Restriction Period”), the Employee shall not, directly or indirectly, on the Employee’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise”. For purposes of the Agreement, including this Appendix B, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity that is similar to an activity in which the Firm is engaged up to and including the Employee’s Date of Termination. Notwithstanding anything in this Appendix B, the Employee shall not be considered to be in violation of the Restrictive Covenants solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Employee’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Employee acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Employee’s position and responsibilities, the Employee agrees that the provisions of this Paragraph (b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Employee is providing services to the Firm.

(c) Nonsolicitation of Clients. The Employee hereby agrees that during the Non-compete Restriction Period, the Employee shall not, in any manner, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Employee is soliciting a Client to provide them with services the performance of which would violate Paragraph (b) above if such services were provided by the Employee, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of the Agreement, including this Appendix B, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d) No Hire of Employees. The Employee hereby agrees that while employed by the Firm and thereafter until (i) six months after the Date of Termination for any reason or (ii) the end of any longer period during which any similar covenants would be applicable to the Employee pursuant to any other agreement (other than an award agreement evidencing any Prior Awards) between the Employee and the Firm (such period, the “No Hire Restriction Period”), the Employee shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above (including, without limitation, managing directors), officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

(e) Nondisparagement. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment), and shall instruct the Employee’s spouse or domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Employee breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Employee breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

(f) Notice of Termination Required. The Employee agrees to provide a period of advance written notice to the Firm prior to the Employee’s Termination of Employment equal to (i) three months or (ii) any longer notice period required pursuant to any other agreement (other than an award agreement evidencing any Prior Awards) between the Employee and the Firm. The Employee hereby agrees that, if, during the applicable period after the Employee has provided notice of termination to the Firm or prior thereto, the Employee enters (or has entered into) a written agreement to provide services or perform activities for a Competitive Enterprise that would violate Paragraph (b) if performed during the Non-compete Restriction Period, such action shall be deemed a violation of this Paragraph (f).

(g) Restrictive Covenants Generally. If any of the Restrictive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Restrictive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Restrictive Covenants shall not be affected thereby; provided, however, that if any of such Restrictive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Restrictive Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Employee hereby agrees that prior to accepting employment with any other person or entity during his period of service with the Firm or during the Non-compete Restriction Period or the No Hire Restriction Period, the Employee shall provide such prospective employer with written notice of the provisions of this Appendix B, with a copy of such notice delivered no later than the date of the Employee’s commencement of such employment with such prospective employer, to the General Counsel of the Company. The Employee acknowledges and agrees that the terms of the Restrictive Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Employee and (iv) are not injurious to the public. The Employee acknowledges and agrees that the Employee’s breach of the Restrictive Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Employee also agrees that the Firm shall be entitled to injunctive relief for any actual or threatened violation of any of the Restrictive Covenants in addition to any other remedies it may have, including, without limitation, money damages and forfeiture of the Stock Units. The Employee further acknowledges that, except as provided in Paragraph (h), the Restrictive Covenants and notice period requirements set forth herein shall operate independently of, and not instead of, any other restrictive covenants or notice period requirements to which the Employee is subject pursuant to other plans and agreements involving the Firm.

(h) Other Restrictive Covenants. The Employee acknowledges that, in the event that the Employee is subject to an employment contract, the Restrictive Covenants set forth in this Appendix B constitute a supplement to such employment contract and will be entirely governed by the distinct and specific provisions of this Appendix B. The Employee acknowledges that the Restrictive Covenants set forth in this Appendix B shall supersede and are in full substitution for any and all prior restrictive covenants included in any award agreement evidencing any Prior Awards by which the Employee is bound, and this Paragraph (h) shall constitute a valid amendment to such award agreements.